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                                                                     Exhibit 2.3

                                CLOSING AGREEMENT

       This Closing Agreement (the "Closing Agreement") is made and entered into on February 1, 2001 by and among ABN AMRO North America Holding Company, a Delaware corporation ("ABN AMRO"), Alleghany Asset Management, a Delaware corporation ("AAM") and Alleghany Corporation, a Delaware corporation ("Alleghany").

                              W I T N E S S E T H :

       WHEREAS, ABN AMRO, AAM and Alleghany (collectively the "parties") are parties to that certain Agreement and Plan of Merger, dated as of October 18, 2000 and amended as of January 17, 2001 (the "Merger Agreement") pursuant to which AAM will merge with and into a wholly-owned subsidiary of ABN AMRO; and

       WHEREAS, the parties desire to confirm their mutual understanding and agreement with respect to certain matters in connection with the consummation of the Merger and the Closing of the transactions contemplated by the Merger Agreement;

       NOW THEREFORE, for and in consideration of the foregoing premises and the agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

       1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

       2.     Closing. The Closing shall take place on February 1, 2001.

       3. The Closing Date Balance Sheet. The Closing Date Balance Sheet shall be dated as of January 31, 2001.

       4. Interest. On the Closing Date, ABN AMRO shall make a payment to Alleghany, in addition to the Merger Consideration, of $134,921.00, which represents interest on the Merger Consideration for one day at a rate of 5.9692465%. Such payment shall be added to the wire transfer of that portion of the Merger Agreement that is being wired to M & I Marshall & Isley Bank.

       5. M&C AUM. M&C AUM, as defined in Section 1.6(c) of the Merger Agreement, shall be calculated as set forth in Exhibit 1 hereto.

       6.     Certain Non-Income Tax Matters. In applying the provisions of
Section 9.2(c) (in respect of any Tax which is not an Income Tax) and Section 9.3(a)(ii) of the Merger Agreement and in determining the responsibility of the Stockholder in Section 9.3(b) for any Tax which is not an Income Tax, the term "Closing Date," when used therein or in determining the meaning or application of any other defined term in such sections whose meaning is derived from or depends upon the meaning of the term "Closing Date," shall mean January 31, 2001.


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       7.     Schedule 2.17(g). Schedule 2.17(g) is hereby replaced in its entirety by Exhibit 2 hereto, and the information with respect to employees of Montag & Caldwell, Inc. on such Exhibit 2 shall replace Exhibit A to the letter dated October 18, 2000 from the Plan Administrators (as defined in the Montag & Caldwell, Inc. Key Executive Retention Plan) to ABN AMRO.

       8. Payroll Letter Agreement. Notwithstanding Section 6.13 of the Merger Agreement, the letter agreement dated December 21, 2000 between Alleghany and AAM, which is attached hereto as Exhibit 3, shall not be cancelled as of the Closing Date but shall continue in accordance with its terms.

       9. Representations. Alleghany represents and warrants to ABN AMRO that all transactions contemplated to take place on the Closing Date pursuant to
Exhibit 7.10 were made on or before January 31, 2001 and that, on February 1, 2001, AAM will not make any payment outside of the ordinary course of business that would give rise to any Tax that is not an Income Tax.

       10.    Miscellaneous.

              (a) Amendments. This Closing Agreement may be amended or modified, and the terms hereof may be waived, only by a writing signed by all parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

              (b) Assignment; Binding Effect. This Closing Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of the other party hereto, except that the Purchaser shall have the right at any time, without such consent, to assign, in whole or in part, its rights hereunder to any of its affiliates or its direct or indirect wholly owned subsidiaries, provided that such assignment shall not relieve the Purchaser of any of its obligations hereunder. Subject to the foregoing, this Closing Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              (c) Governing Law. This Closing Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

              (d) Reference to and Effect on the Merger Agreement. Upon the effectiveness of this Closing Agreement, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Merger Agreement giving effect to the modifications and amendments set forth in this Closing Agreement.

              (e) Counterparts. This Closing Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


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       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                            ABN AMRO NORTH AMERICA
                                              HOLDING COMPANY


                                            By: /s/ THOMAS C. HEAGY
                                                -------------------
                                                Name: Thomas C. Heagy
                                                Title: Chief Financial Officer
                                                       and Treasurer

                                            ALLEGHANY ASSET MANAGEMENT, INC.


                                            By: /s/ SEYMOUR A. NEWMAN
                                                ---------------------
                                                Name: Seymour A. Newman
                                                Title: Vice President and
                                                       Chief Financial Officer



                                            ALLEGHANY CORPORATION


                                            By: /s/ DAVID B. CUMING
                                                -------------------
                                                Name:  David B. Cuming
                                                Title: Senior Vice President and
                                                       Chief Financial Officer


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